Exhibit 99.2

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of
James E. Perry
Vice President, Finance and Treasurer
April 29, 2010

Thank you, Shannon.

Good morning from Dallas, Texas and welcome to the Trinity Industries First Quarter 2010 Results Conference Call. I’m James Perry, Vice President and incoming Chief Financial Officer of Trinity. Thank you for joining us today.

We are modifying the format of this conference call as a result of our recently announced executive changes,. Following this introduction, you will hear today from Tim Wallace, our Chairman, Chief Executive Officer and President.

After Tim, our business group leaders will provide an overview of their respective businesses. These speakers will be:

•	Steve Menzies, Senior Vice President and Group President of the Rail Group and Railcar Leasing Group;

•	Antonio Carrillo, Vice President and Group President of the Energy Equipment Group; and

•	Bill McWhirter, Senior Vice President and Group President of the Construction Products and Inland Barge segments

Following their comments, I will provide the financial summary and guidance. Then, we’ll move to the Q&A session.

Mary Henderson, our Corporate Controller is also in the room with us.

As we previously reported, on January 1st, 2010, the Company adopted the provisions of a new accounting pronouncement requiring the inclusion of the consolidated financial statements of TRIP Holdings and its subsidiaries in Trinity’s consolidated financial statements. You will see this inclusion beginning with the March 31st, 2010 Form 10-Q that we will file today. As a reminder, TRIP is a railcar leasing company formed in 2007 that purchased 1.285 billion dollars of railcars from Trinity during a two-year period. Trinity is currently a 28% equity owner of TRIP and serves as manager of the railcar portfolio.

Beginning with the first quarter, we will report in our 10-Q the same statistics for TRIP that we report for our lease fleet, including fleet size, utilization, average age, and the average remaining term of the leases in the portfolio. We will not provide comparative statistics for the TRIP fleet for prior periods. Neither the activities of TRIP nor our role in TRIP have changed. This change of presentation is simply due to a new accounting pronouncement. TRIP’s debt remains non-recourse to Trinity and has no impact on our debt covenants other than an immaterial impact on the net worth test in our revolver.

Now I will turn the call over to Tim Wallace for his remarks.

Tim...
Steve...
Antonio...
Bill...

Thank you, Bill. My comments today will relate primarily to the first quarter of 2010. We will file our Form 10-Q today.

For the first quarter of 2010, Trinity reported earnings of 2 cents per diluted share. This compares with 43 cents per share in the same quarter of 2009. Revenues for the first quarter of 2010 were 454 million dollars as compared to 793 million dollars in the same quarter last year. For the first quarter, Trinity’s EBITDA was 98.7 million dollars. A reconciliation of EBITDA was provided in our news release yesterday.

In our Rail Group, revenues decreased on a quarter-over-quarter basis by 74% to 74 million dollars. Margin results for the Rail Group were a loss of 7.9 million dollars, or a margin of 10.8%. The Rail Group backlog grew during the quarter by 28% from year-end to approximately 2,980 railcars, with an estimated sales value of 250 million dollars at March 31st, 2010.

Our Railcar Leasing and Management Services Group reported revenues of 121 million dollars – these revenues include the impact of 29 million dollars of revenues from TRIP, which as I mentioned earlier is consolidated with Trinity’s results beginning this quarter. Operating profit for the first quarter was 48.2 million dollars, including 17.1 million dollars from TRIP.

Revenues for the leasing business are expected to be 110 — 120 million dollars higher and operating profit for leasing is expected to be 65 — 70 million dollars higher during 2010 than they would have been without the consolidation of TRIP. In the first quarter, TRIP provided Trinity with earnings per share of between 1 and 2 cents. We would expect this level of quarterly contribution from TRIP to continue assuming that TRIP’s operating metrics remain relatively consistent.

The Inland Barge Group’s first quarter performance was solid, with revenues of 97 million dollars and operating profit of 17.8 million dollars, a margin of 18.3%. Our barge business received orders during the first quarter that resulted in its backlog growing by 13% from a year-end figure of approximately 319 million dollars to approximately 360 million dollars at March 31st, 2010.

During the first quarter, the Energy Equipment Group’s revenues declined by 30% quarter-over-quarter to 90 million dollars. 55 million dollars of the first quarter’s revenues were from our wind towers business. Operating profits were 10.4 million dollars, resulting in an operating margin of 11.5%, as compared to operating profit of 18.3 million dollars in the first quarter of 2009. These lower results are due to a slowdown in the wind tower market and a decision by our wind towers business to delay certain deliveries to accommodate customers’ requests. The backlog for the wind tower business remained healthy, grew slightly, and was $1.1 billion as of March 31st, 2010.

Revenues for our Construction Products Group were 118 million dollars in the first quarter as compared to 123.5 million dollars a year ago. This group recorded operating profits of 2.7 million dollars as compared to a loss of 1.7 million dollars in the same period a year ago.

At March 31st, we had 335 million dollars available under our railcar leasing warehouse facility and 336.1 million dollars available under our revolving credit facility, after accounting for 88.9 million dollars in letters of credit. Combined with our unrestricted cash and short term marketable securities balance of 522.8 million dollars, our total liquidity was approximately 1.2 billion dollars at the end of the first quarter.

Now, I will move to our forward looking guidance:

In the first quarter of 2010, we had non-leasing capital expenditures of 6.2 million dollars. Our current forecast is for approximately 40 million dollars of non-leasing capital expenditures in 2010.

In the first quarter, net additions of railcars to the lease fleet totaled 30 million dollars. For 2010, we anticipate approximately 200 – 225 million dollars in net fleet additions due to improving market conditions.

We anticipate earnings per share for the company to be between 15 and 20 cents in the second quarter. For 2010, we anticipate our full-year earnings will range between 45 and 65 cents per diluted share.

We anticipate that the Rail Group will report an operating loss of between 7 and 10 million dollars for the second quarter of 2010. We expect Inland Barge revenues of between 100 and 110 million dollars in the second quarter with an operating margin of between 12 and 14% for the same period.

Revenues for the Energy Equipment Group are expected to be approximately 115 to 125 million dollars in the second quarter. Margins are anticipated to be between 10 and 12% in the second quarter as we manufacture less profitable orders from our backlog. The adjustment in production schedules for this business to meet customer needs has resulted in several orders being pushed back to future years. As a result, we expect the wind tower business to contribute 280 to 300 million dollars in revenues during 2010.

We remain well positioned with a diversified portfolio of businesses, a strong balance sheet and solid cash flows. We have been very focused on these items to ensure we are positioned to capitalize on business opportunities as they arise, as reflected by the acquisition of Quixote Corporation in the first quarter.

Now our operator will prepare us for the Q & A session.

Q & A Session...

There appear to be no more questions, so this concludes today’s conference call.

A replay of this call will be available starting one hour after this call ends today through midnight, Thursday, May 6th. The access number is (402) 220-1117. Also, this replay will be available on our website located at www.t-r-i-n.net.

We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.

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